Exhibit 21.1
SUBSIDIARIES OF CHEVRON CORPORATION1
At December 31, 2025

Name of Subsidiary	State, Province or Country in Which Organized
Cabinda Gulf Oil Company Limited	Bermuda
Chevron Argentina S.R.L.	Argentina
Chevron Australia Pty Ltd	Australia
Chevron Australia Holdings Pty Ltd	Australia
Chevron Canada Limited	Canada
Chevron Global Energy Inc.	Delaware
Chevron Global Technology Services Company	Delaware
Chevron Investments Inc.	Delaware
Chevron LNG Shipping Company Limited	Bermuda
Chevron Nigeria Limited	Nigeria
Chevron Overseas Company	Delaware
Chevron (Overseas) Holdings Limited	Delaware
Chevron Overseas Petroleum Limited	Bahamas
Chevron Petroleum Company	New Jersey
Chevron Petroleum Limited	Bermuda
Chevron Petroleum Nigeria Limited	Nigeria
Chevron Thailand Exploration and Production, Ltd.	Bermuda
Chevron (Thailand) Limited	Bahamas
Chevron Thailand LLC	Delaware
Chevron U.S.A. Holdings Inc.	Delaware
Chevron U.S.A. Inc.	Pennsylvania
Chevron Venezuela Holdings LLC	Delaware
Hess Corporation	Delaware
Noble Energy, Inc.	Delaware
PDC Energy, Inc.	Delaware
PT Chevron Pacific Indonesia	Indonesia
Renewable Energy Group, Inc.	Delaware
Saudi Arabian Chevron Inc.	Delaware
Star Petroleum Refining Public Company Limited	Thailand
Texaco Inc.	Delaware
Texaco Overseas Holdings Inc.	Delaware
Texaco Venezuela Holdings (I) Company	Delaware
Union Oil Company of California	California
Unocal Corporation	Delaware
Unocal International Corporation	Nevada
1    All of the subsidiaries in the above list are wholly owned, either directly or indirectly, by Chevron Corporation. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2025.

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